EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-135402 on Form S-8 of our reports dated March 6, 2009, relating to the financial statements of First Federal Bancshares of Arkansas, Inc., and the effectiveness of First Federal Bancshares of Arkansas, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of First Federal Bancshares of Arkansas, Inc. for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP
Little Rock, AR
March 6, 2009